Issuer Free Writing Prospectus dated February 20, 2013

(To Preliminary Prospectus Supplement dated February 19, 2013)

Filed Pursuant to Rule 433

Registration Statement No. 333-186745

Michael Kors Holdings Limited

$1,537,500,000

25,000,000 Ordinary Shares

Issuer:	Michael Kors Holdings Limited

Symbol / Listing:	KORS (NYSE)

Size:	$1,537,500,000

Total shares offered:	25,000,000 ordinary shares

Underwriters’ option:	3,750,000 ordinary shares

Shares offered by Selling Shareholders:	25,000,000 ordinary shares

Price to public:	$61.50 per share

Trade date:	February 21, 2013

Closing date:	February 26, 2013

CUSIP:	G60754101

Joint Bookrunners:	Morgan Stanley & Co. LLC J.P. Morgan Securities LLC Goldman, Sachs & Co.

Co-Managers:	Robert W. Baird & Co. Incorporated HSBC Securities (USA) Inc. Jefferies & Company, Inc. Nomura Securities International, Inc. Piper Jaffray & Co.

Underwriters:	Lebenthal & Co., LLC Telsey Advisory Group, LLC

Stabilizing Transactions:	Prior to purchasing the ordinary shares being offered pursuant to the preliminary prospectus supplement, on February 20, 2013, one of the underwriters purchased, on behalf of the syndicate, 68,509 ordinary shares at an average price of $61.4924 per ordinary share in stabilizing transactions.

The Issuer has filed a registration statement (including a prospectus supplement and accompanying prospectus) with the SEC for the public offering of ordinary shares to which this communication relates. Before you invest, you should read the prospectus supplement and accompanying prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus supplement and accompanying prospectus if you request it by contacting: Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014,

Telephone: 1-866-718-1649, or by emailing prospectus@morganstanley.com; J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, Telephone: 1-866-803-9204; or Goldman, Sachs & Co., Attention: Prospectus Department, 200 West Street, New York, NY 10282, Telephone: 1-866-471-2526, Facsimile: 1-212-902-9316 or by emailing prospectus-ny@ny.email.gs.com.